UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D. C. 20549


                                     FORM 15


     CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION
           12(g) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION
           OF DUTY TO FILE REPORTS UNDER SECTIONS 13 AND 15(d) OF THE
                      SECURITIES AND EXCHANGE ACT OF 1934.


                                              Commission File Number: 0-10198
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                            The San Francisco Company
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             (Exact name of registrant as specified in its charter)

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550  Montgomery  Street,   San  Francisco,   California  94111;  (415)  781-7810
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(Address,  including zip code,  and telephone  number,  including  area code, of registrant's principal executive offices)


                              Class A Common Stock
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            (Title of each class of securities covered by this Form)


                                      None
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       (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)


         Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:


    Rule 12g-4(a)(1)(i)       / X /           Rule 12h-3(b)(1)(i)       /   /

    Rule 12g-4(a)(1)(ii)      /   /           Rule 12h-3(b)(1)(ii)      /   /

    Rule 12g-4(a)(2)(i)       /   /           Rule 12h-3(b)(2)(i)       /   /

    Rule 12g-4(a)(2)(ii)      /   /           Rule 12h-3(b)(2)(ii)      /   /

                                              Rule 15d-6                /   /

Approximate number of holders of record as of the certification or notice date:
                                     1 (one)


         Pursuant to the requirements of the Securities Exchange Act of 1934, The San Francisco Company has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

Date:     January 5, 2001                  By:/s/ Keary L. Colwell
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                                                  Keary L. Colwell
                                                  Chief Financial Officer